Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Lexington Healthcare Group, Inc. on Form S-8 of our reports dated September 21, 2001, which express an unqualified opinion and include an explanatory paragraph referring to factors that raise substantial doubt about the Company's ability to continue as a going concern, appearing in the Annual Report on Form 10-K of Lexington Healthcare Group, Inc. and subsidiaries for the year ended June 30, 2001.


DISANTO BERTOLINE & COMPANY, P.C.


Glastonbury, Connecticut
September 21, 2001